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                                                                 Exhibit 10.13

Summary of Compensation Arrangement for Terrence T. Sullivan for Assuming the Presidency of American Paging, Inc. (API)

-- Salary will be $195,000 effective September 1, 1996.

-- Target bonus opportunity for the last four months of 1996 will be 15% of new base salary of $195,000. Performance will be measured against targets/performance measures for API as approved by LeRoy T. Carlson, Jr.

-- The target bonus percentage for 1997 will be 40%.

-- Entitled to use of company car and membership to luncheon club.

-- Mr. Sullivan will be awarded an additional 16,000 automatic stock options for the remaining years of the current API Program starting in 1997 (for a total of 20,000 stock option shares per year), and an additional performance based stock option award of 16,000 stock option shares at target performance for the remaining years of the current Stock Option Program starting in 1997 (for a total of 20,000 stock option shares per year at target performance).

   Mr. Sullivan will also receive an additional 6,000 automatic stock options for functioning as API's CEO for the last four months of 1996, and an additional performance based stock option award for 1996 which at target performance would generate 6,000 stock option shares.

-- The automatic portion of the above awards will vest upon change-in-control as defined in the TDS Long-Term Incentive Program. Also, the performance based stock option awards for the year in which a change-in-control took place will immediately vest at the target performance amount for the year.

-- Mr. Sullivan will be paid a severance allowance of one year and six months of base salary if a change-in-control takes place, and Mr. Sullivan's position was eliminated or "constructively" terminated. This term is defined as being asked to accept and not agreeing to accept:

   -- A reduction in base salary.

   -- A reduction in target bonus opportunity.

   -- A material reduction in benefits package.

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   -- A material reduction in job responsibilities.

   -- An assignment which requires relocation.

-- Mr. Sullivan will have a 670 target stock option opportunity for Company performance over the final four months of 1996. How many stock option shares earned under this stock option opportunity will depend on how well API performs in meeting the target/performance measures to be approved by Ted Carlson.

-- This new Stock Option Program will have to be approved by API's two outside directors who are members of API's Stock Option Committee.

-- Should change-in-control take place, payment of bonuses to eligible participants of API annual bonus program(s) for that year will be made on a pro rate basis based on API's performance for the portion of the year prior to the date change-in-control took place.